Exhibit 10.4

TAX MATTERS AGREEMENT

by and between

FIDELITY NATIONAL FINANCIAL, INC.

and

CANNAE HOLDINGS, INC.

dated as of [•], 2017

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”), dated as of [•], 2017, is entered into by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“FNF”), and CANNAE HOLDINGS, INC. a Delaware corporation and a direct, wholly-owned subsidiary of FNF (“Splitco”).

W I T N E S S E T H

WHEREAS, FNF and Splitco entered into the Reorganization Agreement pursuant to which FNF agreed to contribute to Splitco 100% of FNF’s interest in Fidelity National Financial Ventures, LLC (the “Contribution”) and to distribute shares of Splitco Common Stock held by FNF to the holders of FNFV Common Stock in redemption of 100% of the FNFV Common Stock (the “Redemption”) as described therein;

WHEREAS, the parties intend that the Contribution and the Redemption shall qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code apply, respectively; and

WHEREAS, the parties wish to (a) provide for the payment of Tax liabilities and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the Contribution and the Redemption.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          For purposes of this Agreement, the following terms shall have the meanings set forth below:

Agreement shall have the meaning given in the Preamble.

Business Day shall mean a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

Code shall mean the United States Internal Revenue Code of 1986, as amended.

Contribution shall have the meaning given in the Recitals.

Disqualifying Action shall mean (i) any action by a member of the FNF Group that, or the failure to take any action within its control which, negates the Tax-Free Status of the Transactions, or (ii) any event or series of events, as a result of which any Person or Persons

(directly or indirectly) acquire, or have the right to acquire, from FNF and/or one or more direct or indirect holders of outstanding shares of FNF equity interests, equity interests that, when combined with any other changes in ownership of FNF equity interests, causes the Redemption to be a taxable event to FNF as a result of the application of Section 355(e) of the Code or to be a taxable event as a result of a failure to satisfy the requirements described under  Treasury Regulation Sections 1.355-(2)(c) or (d); provided, however, the term “Disqualifying Action” shall not include any action (i) taken on or prior to the Redemption or (ii) required or expressly permitted under any Transaction Document or that is undertaken pursuant to the Restructuring.

Extraordinary Transaction shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Restructuring.

Final Determination shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal Tax matters and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.  For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

FNF shall have the meaning given in the Preamble.

FNF Consolidated Group shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which FNF is the common parent corporation, and any other group filing consolidated, combined or unitary Tax Returns under state, local or foreign Law that includes at least one member of the FNF Group, on the one hand, and at least one member of the Splitco Group, on the other hand.

FNF Group shall mean, individually and collectively, as the case may be, FNF and each of its present and future direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which FNF is the common parent corporation if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), other than a member of the Splitco Group.

Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

IRS shall mean the United States Internal Revenue Service.

Opinion shall mean an opinion obtained by Splitco (at its sole expense) in form and substance reasonably satisfactory to FNF providing that the completion of a proposed action by the Splitco Group (or any member thereof) prohibited by Section 5.1(a) or (b) should not affect the Tax-Free Status of the Transactions. Any Opinion shall be delivered by a nationally recognized U.S. tax advisor reasonably acceptable to FNF.

Passthrough Tax Return shall mean an information Tax Return filed by an entity in which Splitco directly or indirectly owns an interest, which Tax Return reports Taxes that flow through and are or will be required to be reported on a Tax Return of a member of the FNF Group.

Person shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Redemption Taxable Period shall mean a taxable period that begins after the Redemption Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Redemption Date.

Pre-Redemption Taxable Period shall mean a taxable period that ends on or before the Redemption Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Redemption Date.

Redemption shall have the meaning given in the Recitals.

Redemption Date shall mean the date on which the Redemption shall be effected.

Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

Reorganization Agreement shall mean the Reorganization Agreement by and between FNF and Splitco, dated as of [•], 2017.

Restricted Period shall mean the period commencing upon the Redemption Date and ending at the close of business on the first day following the second anniversary of the Redemption Date.

Restructuring shall mean the Contribution and the Redemption.

Ruling shall mean a private letter ruling, in form and substance reasonably satisfactory to FNF, providing that the completion of a proposed action by the Splitco Group (or any member thereof) prohibited by Section 5.1(a) or (b) would not affect the Tax-Free Status of the Transactions.

Safe Harbor VIII Person shall mean an employee, independent contractor or director of any member of the Splitco Group, or any other Person, in each case, who is permitted to receive Splitco stock under Safe Harbor VIII in Treasury Regulations Section 1.355-7(d).

Splitco shall have the meaning given in the Preamble.

Splitco Group shall mean, individually and collectively, as the case may be, Splitco and each of its present and future direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which Splitco is the common parent corporation if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof).

Splitco Tax Liability shall mean any Splitco Liability relating to Taxes, whether owed to a Tax Authority or to FNF, including in respect of any reduction in Taxes attributable to use of a Tax Item that constitutes an FNF Retained Asset.

Straddle Period shall mean a taxable period that begins on or before and ends after the Redemption Date.

Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and shall include any transferee liability in respect of taxes.

Tax Authority shall mean the IRS and any other domestic or foreign governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

Tax Detriment shall mean an increase in the Tax liability (or reduction in Refund or credit or item of deduction or expense, including any carryforward) of a taxpayer (or of a consolidated, combined or unitary Tax group of which it is a member) for any taxable period.

Tax-Free Status of the Transactions shall mean the qualification of the Contribution and the Redemption as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies and in which the Splitco Common Stock distributed is “qualified property” under Section 361(c) of the Code.

Tax Item shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

Tax Notice shall have the meaning given to such term in Section 4.3.

Tax Return shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for Refund.

Transfer Taxes shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Contribution or Redemption.

Transaction Documents shall mean this Agreement and the Reorganization Agreement.

Transaction Taxes shall mean any Tax Detriment incurred by FNF, Splitco or any of their respective Affiliates as a result of the Contribution or the Redemption failing to qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies or corresponding provisions of other applicable Laws with respect to Taxes.

Treasury Regulations shall mean the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.2          Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

ARTICLE II

TAX RETURNS, INDEMNIFICATION AND PAYMENT

2.1          Preparation of Tax Returns.

(a)           FNF shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns of each FNF Consolidated Group for taxable periods beginning on or before the Redemption Date.

(b)           After the Redemption Date, Splitco shall prepare and timely file, or cause to be prepared and timely filed, taking into account all applicable extensions, all Passthrough Tax Returns to the extent that Splitco possesses the ability to prepare and file, or to cause the preparation and filing of, such Tax Returns, whether through express provisions of the governing documents, ownership interest or otherwise, and all such Tax Returns shall be prepared on a basis consistent with past practices and prior Tax reporting positions.  Splitco shall provide to FNF, (i) at least 30 days prior to the applicable deadline for filing of any such Tax Return, and (ii) as soon as practical, in the case of any other Passthrough Tax Return in respect of which Splitco possesses review or approval rights, whether through express provisions of the governing documents, ownership interest or otherwise, a copy of such Tax Return, along with supporting workpapers, for FNF’s review and comment, and to the extent FNF has any comments with respect to such Tax Returns, Splitco shall incorporate, or cause to be incorporated, such comments in such Tax Returns.

(c)           Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted to occur by Splitco or any of its respective subsidiaries on the Redemption Date after the completion of the Restructuring as occurring on the day after the Redemption Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.  The parties hereto agree that neither party will make a ratable allocation election under Treasury Regulations Sections 1.1502-76(b)(2)(ii)-(iii ) and 1.706-4(a)(3) or any other similar provision of state or local Law, and all allocations between the Pre-

Redemption Taxable Period and the Post-Redemption Taxable Period shall be made on a “closing of the books method.”

2.2          Tax Attributes.  Tax attributes for Pre-Redemption Taxable Periods and any Straddle Period shall be allocated to the members of the FNF Group and the members of the Splitco Group, as applicable, in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws or regulations).  FNF shall determine the amounts of such attributes as of the Redemption Date, and the parties hereby agree to compute all Tax liabilities for taxable years ending after the Redemption Date consistently with that determination.

2.3          Indemnification by FNF.  FNF hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to pay (or cause to be paid) and, from and after the Closing, to indemnify, defend and hold harmless the Splitco Group from and against any Losses incurred by the Splitco Group, to the extent arising out of or relating to (i) any Taxes pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision under any other applicable Law) by reason of a member of Splitco having been a member of an FNF Consolidated Group on or prior to the Redemption Date, excluding any Taxes described in Section 2.4, (ii) any reduction in a Tax payable by the FNF Group by reason of the use or offset of any Tax Item that constitutes a Splitco Asset, but, for the avoidance of doubt, without duplication of any prior payment or other accrual, and (iii) any Taxes that arise from or are attributable to a Disqualifying Action.

2.4          Indemnification by Splitco.  Splitco hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to pay (or cause to be paid) and, from and after the Closing, to indemnify, defend and hold harmless the FNF Group from and against any Losses incurred by the FNF Group, to the extent arising out of or relating to (i) any Splitco Tax Liability, but, for the avoidance of doubt, without duplication of any prior payment or other accrual, (ii) any Transaction Taxes, (iii) any Taxes arising as a result of the Restructuring, and (iv) all Transfer Taxes, except, in each case, for Taxes that arise from or are attributable to a Disqualifying Action.

2.5          Indemnity Amount.  The amount of any indemnification payment pursuant to this Agreement shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.5), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

2.6          Payment.  If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to Article II, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article II (which shall be net of any Tax benefit realized by the Indemnified Party) showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations.  Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) Business Days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party pursuant to Article II.  If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) Business Days of receiving such calculations.  Any dispute regarding such calculations shall be resolved in accordance with Section 6.12 of this Agreement.

2.7          Penalties, Additions to Tax and Interest.  Penalties, additions to Tax and interest on any Tax deficiencies or overpayments will be allocated as the underlying deficiencies or overpayments are allocated under this Agreement.

2.8          Characterization of Payments.  For all Tax purposes, FNF and Splitco agree to treat (i) any amount payable with respect to any Tax under this Agreement as occurring immediately prior to the Redemption, as an inter-company distribution or a contribution to capital, as the case may be and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.

2.9          Time Limits.  Any claim under this Article II with respect to a Tax liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof) for assessment of such Tax liability.

2.10        Payment of Transfer Taxes.  All Transfer Taxes shall be borne solely by Splitco. The party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with this agreement.

ARTICLE III

COOPERATION AND RECORD RETENTION

3.1          Cooperation; Maintenance and Retention of Records.  FNF and Splitco shall, and shall cause the FNF Group and the Splitco Group respectively to, provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return of any member of the FNF Group or the Splitco Group with respect to a Pre-Redemption Taxable Period, (ii) the conduct of any audit or other proceeding relating to liability for, Refunds of or adjustments with respect to Taxes in a Pre-Redemption Taxable Period attributable to any member of the FNF Group or the Splitco Group and (iii) any matter relating to the Restructuring.  FNF and Splitco shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any party reasonably requests, in writing, with respect to specific material records or documents.  A party intending to destroy any material records or documents shall provide the other party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE IV

REFUNDS, CARRYBACKS AND AUDITS

4.1                               Refunds of Taxes.  FNF shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which FNF is or may be liable pursuant to Article II of this Agreement, and Splitco shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which Splitco is or may be liable pursuant to the provisions of Article II of this Agreement.  A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) within ten (10) days after the receipt of the Refund.

4.2                               Carrybacks.  Unless otherwise required by applicable Law, neither Splitco nor any of the members of the Splitco Group shall carry back any Tax Item from a Post-Redemption Taxable Period to any Pre-Redemption Taxable Period of an FNF Consolidated Group, unless the member is not permitted under applicable Law to forgo carrying back the Tax Item before it carries the Tax Item forward.  Notwithstanding any other provision in this Agreement to the contrary, FNF shall be entitled to any Refunds resulting from a carry back permitted by the prior sentence.

4.3                               Audits and Proceedings.

(a)                                 If after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Sections 2.3 or 2.4, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within ten (10) days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Sections 2.3 or 2.4, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to deliver such Tax Notice.  Subject to Section 4.3(b) below, the Indemnifying Party shall have the right to (i) handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice and (ii) compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to this Section 4.3(a) subject, in the case of a compromise or settlement that could materially adversely affect the Indemnified Party, to the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Notwithstanding Section 4.3(a), (i) Splitco and FNF shall have the right to jointly control any audit or proceeding relating to Transaction Taxes or the Tax-Free Status of the Transactions, and (ii) neither Splitco nor FNF shall compromise or settle any such audit or proceeding without the other party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  If the Indemnifying Party fails within a reasonable time after notice to defend any Tax Notice or the resulting audit or proceeding as provided herein, the Indemnified Party shall control such audit or proceeding; provided, however, that (i) the Indemnified Party shall keep the Indemnifying Party reasonably informed as to the status of such audit or proceedings (including by providing copies of all notices received from the relevant Tax Authority), (ii) the Indemnifying Party shall have the right to review and comment on any correspondence from the Indemnified Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (iii) the Indemnified Party shall not settle or compromise any such audit or proceeding without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within ten (10) days after a Final Determination of such Tax liability.

ARTICLE V

TAX-FREE STATUS OF THE TRANSACTIONS

5.1                               Covenants.

(a)                                 During the Restricted Period, none of Splitco or any of its subsidiaries (or any officers or directors acting on behalf of Splitco or its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any reasonably required action if such action (or the failure to take such reasonably required action) would (i) be inconsistent with any covenant or representation made by Splitco or any of its subsidiaries in any Transaction Document, or (ii) prevent, or be reasonably likely to prevent, the Contribution or the Redemption from qualifying for the intended Tax-Free Status of the Transactions.

(b)                                 Without limiting the generality of the foregoing, during the Restricted Period, subject to Section 5.1(c) and (d), none of Splitco or any of its subsidiaries (or any officers or directors acting on behalf of Splitco or its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall:

(i)                                     enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulations Section 1.355-7(h), pursuant to which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, Splitco equity interests.  For these purposes, an acquisition of Splitco equity interests shall include any recapitalization, repurchase or redemption of Splitco equity interests, any issuance of Splitco equity interests (including any nonvoting stock) or an instrument exchangeable or convertible into such an equity interest (whether pursuant to an exercise of stock options, as a result of a capital contribution or otherwise), any option grant, any amendment to the certificate of incorporation (or other organizational document) of Splitco, or any other action (whether effected through a shareholder vote or otherwise) affecting the voting rights of Splitco equity interests (including through the conversion of any such equity interests into another class of equity interests); or

(ii)                                  sell or transfer, or cease to actively engage, in its active trade or business for purposes of Section 355(b) of the Code.

(c)                                  Notwithstanding the foregoing, Splitco and its Affiliates may take any action prohibited by the foregoing if: (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) Splitco delivers to FNF either (x) an Opinion or (y) a Ruling.  For the avoidance of doubt, the FNF Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether Splitco satisfies any or all of the requirements of this Section 5.1(c).

(d)                                 Notwithstanding any provision of this Agreement to the contrary, Splitco shall be permitted to issue to a Safe Harbor VIII Person reasonable Splitco equity based compensation for services rendered to a member of the Splitco Group, including issuing options to acquire Splitco Common Stock, issuing Splitco Common Stock upon the exercise of such an option and issuing restricted Splitco Common Stock.

5.2                               Cooperation and Other Covenants.

(a)                                 Notice of Subsequent Information.  Each of FNF, on the one hand, and Splitco, on the other hand, shall furnish each other with a copy of any document or information that could be expected to have an impact on the Tax-Free Status of the Transactions.

(b)                                 Post-Closing Cooperation.  No member of the Splitco Group shall file any request for a Ruling without the prior written consent of FNF if a favorable Ruling would be reasonably likely to have the effect of creating any actual or potential obligations of, or limitations on, any member of the FNF Group.

ARTICLE VI

MISCELLANEOUS

6.1                               Termination of Prior Tax Matters Agreements; Regulatory Agreements.

(a)                                 This Agreement shall take effect on the Redemption Date and shall replace all other Tax sharing, indemnification and similar agreements, whether or not written, in respect of any Taxes between or among the FNF Group on the one hand and the Splitco Group on the other (other than this Agreement and any other Transaction Document), except to the extent prohibited by applicable regulatory requirements as of the Redemption (“Regulatory Agreements”).  All such replaced agreements, other than Regulatory Agreements, shall be canceled as of the Redemption, and any rights or obligations of the FNF Group or the Splitco Group existing thereunder shall be fully and finally settled without any payment by any party thereto.  Following the Redemption, the parties hereto shall cooperate with each other to terminate all Regulatory Agreements and to make all regulatory filings necessary in connection therewith.

(b)                                 If following the Redemption, any member of the FNF Group or the Splitco Group, as applicable, is required to make any payment to a member of the other group pursuant to any Regulatory Agreement (a “Regulatory Payment”), the party hereto that is a member of the same group as the recipient of the Regulatory Payment shall promptly make a payment to the other party hereto in an amount equal to the Regulatory Payment (a “Repayment”) so that each group, on a consolidated basis, will be in the same economic position that such group would be in if this Agreement were the only tax sharing or tax allocation agreement or arrangement between or among the members of the FNF Group and the members of the Splitco Group. Any obligation of either party to make a Repayment may be satisfied, in whole or in part, through offsetting the obligation to make a Repayment against any entitlement of such party to receive payment from the other party pursuant to any provision of this Agreement.

6.2                               Specific Performance.  Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

6.3                               No Third-Party Beneficiary Rights.  Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

6.4                               Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to FNF, to:

Fidelity National Financial, Inc.
601 Riverside Avenue

Jacksonville, Florida 32204
Attention:  General Counsel

Facsimile:  (904) 633-3055

If to Splitco, to:

Cannae Holdings, Inc.
1701 Village Center Circle

Las Vegas, Nevada 89134

Attention: General Counsel
Facsimile: (702) 323-7334

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

6.5                               Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.4 shall be deemed effective service of process on such party.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION,

ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

6.7                               Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

6.8                               No Strict Construction; Interpretation.

(a)                                 The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)                                 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article of, or a Section of, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a

Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

6.9                               Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

6.10                        Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission or email scan transmission of a signed copy thereof.

6.11                        Confidentiality.  Each of FNF and Splitco shall hold, and each of the FNF Group and the Splitco Group shall use its reasonable best efforts to hold, in strict confidence all information concerning the other party obtained by it prior to the Redemption Date or furnished to it by such other party pursuant to this Agreement pursuant to and in accordance with the terms of Section 4.5 of the Reorganization Agreement.

6.12                        Dispute Resolutions.  Resolution of any and all disputes between the parties arising under this Agreement that relates to any provision of Tax Law shall be settled by a nationally recognized accounting firm mutually acceptable to the parties, and the resolution of such accounting firm shall be binding on the parties.  Each of FNF and Splitco shall bear half of the fees, costs and expenses of the accounting firm.

6.13                        Effective Date.  This Agreement shall become effective only upon the occurrence of the Redemption.

The parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

CANNAE HOLDINGS, INC.

By:
Name:
Title: